Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO ANNOUNCES OPERATING RESULTS FOR

FIRST QUARTER 2005

CRANFORD, NJ, May 17, 2005 — Metalico, Inc. (AMEX: MEA) a scrap metal recycler and lead products fabricator, today announced 2005 first quarter net income of $1,603,000 or $ .07 per share, compared to net income of $1,650,000, or $.08 per share for the quarter ended March 31, 2004. First quarter 2005 revenue totaled $40,852,000, an increase of 71% from the prior year period. Operating income was $3,279,000, an increase of $510,000 or 18% compared to the prior year period.

During the quarter, the Company converted notes having a face value of $3,850,000 to common stock, incurring a conversion cost of $177,000. Additionally, the Company incurred professional costs of $168,000 in connection with its initial registration statement filed with the SEC. The combined after-tax impact of these two events was $231,000, or $.01 per share.

Commenting on first-quarter 2005 results, Metalico CEO Carlos E. Agüero said, “We are pleased with our growth of operating income of 18% in a period when higher operating and general and administrative expenses, combined with non-recurring costs, diluted the benefits of higher revenues. We are also pleased with the continued integration of 2004 acquisitions.” Metalico’s interest expense also increased to $871,000 from $228,000 compared to the prior year period, due to higher interest rates and associated higher debt.

186 North Avenue East, Cranford, NJ 07016	(908) 497-9610	(908) 497-1097 (Fax)

Total debt increased by approximately $14,400,000, primarily to finance acquisitions in 2004.

Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates five recycling facilities and six lead fabrication plants in six states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.

CONTACT:	Metalico, Inc.
Carlos E. Agüero
Michael J. Drury
908-497-9610
FAX: 908-497-1097
mjdrury@metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)

	Three Months	Three Months
	Ended	Ended
	March 31, 2005	March 31, 2004
	($ thousands, except share data)
Selected Income Statement Data:
Revenues	$40,852	$23,884

Costs and expenses:
Operating expenses	33,318	18,911
Selling, general and administrative expenses	3,154	1,645
Depreciation and amortization	1,101	559

	37,573	21,115

Operating Income	$3,279	$2,769

Income from continuing operations	$1,623	$1,691
Discontinued operations	(20)	(41)

Net income	$1,603	$1,650

Diluted earnings per share:
Net income	$0.07	$0.08

Diluted weighted average common shares outstanding:	26,084,039	21,241,285

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (continued)
(UNAUDITED)

	March 31,	December 31,
	2005	2004
	($ thousands)
Assets:
Current assets	$32,173	$33,176
Property, plant and equipment	28,184	25,269
Intangible and other assets	34,719	34,518

Total assets	$95,076	$92,963

Liabilities and Stockholders’ Equity:
Current liabilities	$19,663	$18,992
Debt and other long-term liabilities	23,253	27,271

Total liabilities	42,916	46,263
Redeemable common stock	1,200	1,200
Stockholders’ equity	50,960	45,500

Total liabilities and stockholders’ equity	$95,076	$92,963